Exhibit 99.2

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Third-Quarter Results

Summary
The third quarter revenue of $14.5B was up 10% from the prior quarter, and above the midpoint provided in our Outlook. The Client Computing Group revenue was up 13% quarter over quarter and down 7% on a year-on-year basis. The Data Center Group revenue was up 8% quarter over quarter and up 12% on a year-on-year basis. Gross margin of 63.0% was up 0.5 point quarter over quarter and flat to our expectations. Operating income for the third quarter was $4.2B, down 8% on a year-on-year basis. The tax rate for the quarter was 26.9%. Net income for the third quarter was $3.1B, down 6% on a year-on-year basis. Earnings per share was $0.64, down two cents on a year-on-year basis. During the quarter, we paid $1.1B in dividends and repurchased $1.0B of stock. We issued $8.0B in new long-term debt as part of the Altera acquisition financing plan.

As we look forward to the fourth quarter of 2015, we are forecasting the midpoint of the revenue range at $14.8B, up 2% from the third quarter. This forecast is in line with the average seasonal increase for the fourth quarter. We are forecasting the midpoint of the gross margin range for the fourth quarter to be 62%, down 1.0 point from the third quarter. Spending for the fourth quarter is expected to be $5.0B. For the full year 2015, we are forecasting the midpoint of capital spending at $7.3B, down $400M from our previous expectations.
The third quarter 2015 results when compared to the third quarter from a year ago were the following:

•	Revenue was flat at $14.5B

•	Gross margin of 63.0% was down 2.0 points from 65.0%

•	Operating income of $4.2B was down $0.3B (8%) from $4.5B

•	Net income of $3.1B was down $0.2B (6%) from $3.3B

•	Earnings per share of $0.64 was down two cents (3%) from $0.66

Third Quarter 2015

Revenue
Revenue of $14.5B was up 10% sequentially and flat on a year-on-year basis. Total platform* volumes were up 4% when compared to the second quarter. Total platform* average selling prices were up 6% over this same time period.

Year-on-Year Comparisons:

•
Client Computing Group had revenue of $8.5B, down 7% with platform volumes down 19% and platform average selling prices up 15%. Desktop platform volumes were down 15% and desktop platform average selling prices were up 8%. Notebook platform volumes were down 14% and notebook platform average selling prices were up 4%. Tablet volumes were down 39% and average selling prices were up.

•	Data Center Group had revenue of $4.1B, up 12% with platform volumes up 6% and platform average selling prices up 6%.

•	Internet of Things Group had revenue of $581M, up 10%.

•	Software and services operating segments revenue was flat at $556M.

•	All other operating segments had revenue of $682M, up 19%.

Quarter-on-Quarter Comparisons:

•	Client Computing Group revenue was up 13% with platform volumes up 3% and platform average selling prices up 9%.

•	Data Center Group revenue was up 8% with platform volumes up 7% and platform average selling prices were flat.

•	Internet of Things Group revenue was up 4%.

•	Software and services operating segments revenue was up 4%.

•	All other operating segments revenue was down 5%.

Gross Margin
Gross margin dollars were $9.1B, up $863M compared to the second quarter. Gross margin of 63.0% was up 0.5 point compared to the second quarter, and flat to the midpoint of our expectations.

Gross Margin Reconciliation: Q2'15 to Q3'15 (62.5% to 63.0%, up 0.5 point)
[note: point attributions are approximate]

•	+ 2.0 points: Higher platform* average selling prices

•	+ 0.5 point: Higher platform* volume

•	+ 0.5 point: Lower factory start-up costs (primarily on 14nm)

•	- 2.5 points: Higher platform* unit costs (primarily on higher mix of 14nm products)

Gross Margin Reconciliation: Q3'15 Outlook to Q3'15 (63% +/- couple points to 63.0%, flat)
[note: point attributions are approximate]

•	+ 2.0 points: Higher platform* average selling prices

•	+ 1.0 point: Lower factory start-up costs

•	- 1.5 points: Higher platform* write-offs (primarily on 14nm products)

•	- 1.0 point: Higher platform* unit costs (primarily on 14nm products)

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets

Gross Margin Reconciliation: Q3'14 to Q3'15 (65.0% to 63.0%, down 2.0 points)
When comparing the third quarter on a year-on-year basis, gross margin was down 2.0 points primarily due to higher platform* unit costs (primarily on a higher mix of 14nm products) and lower platform* volume, partially offset by higher platform* average selling prices and lower production costs on 14nm products.
Spending
Spending for R&D and MG&A was $4.8B, down $200M from the second quarter, and down $100M from our expectations. The lower third quarter spending compared to our Outlook was primarily driven by lower R&D spending. R&D and MG&A as a percentage of revenue was 33%, down from 38% in the second quarter.

Depreciation was $2.1B, higher than expectations.

Restructuring and asset impairment charges in the third quarter were $14M, lower than our expectations.

Amortization of acquisition related intangibles was $68M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a $61M net gain compared to a $87M net gain in the second quarter and our expectation of approximately $100M.

The effective tax rate for the third quarter was 26.9%, up 0.9 point from expectations.

Balance Sheet and Cash Flow Items
On the balance sheet, total cash investments^^ ended the quarter at $20.8B, up $7.0B from the second quarter. $10.3B of the total $20.8B total cash investments^^ is held by non-U.S. subsidiaries. Cash flow from operations in the third quarter was $5.7B. During the third quarter, we paid $1.1B in dividends, purchased $1.2B in capital assets and repurchased $1.0B in stock. We issued $8.0B in new long-term debt as part of the Altera acquisition financing plan. Total inventories were up $147M.

Other Items
The total number of employees was flat to the second quarter at 107K.

Diluted shares outstanding decreased by 33M shares from the second quarter and decreased by 169M shares from the third quarter of a year ago driven primarily by stock repurchases.

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets
^^ Cash and cash equivalents, short-term investments, and trading assets

Q4 2015 Outlook
Intel's Business Outlook for the fourth quarter does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after October 13. The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $14.8B, plus or minus $500M in the fourth quarter. The midpoint of this range is up 2% from the third quarter, in line with the average seasonal range increase for the fourth quarter.

Gross Margin
Gross margin in the fourth quarter is expected to be 62%, plus or minus a couple of points, down 1.0 point from the third quarter.

Gross Margin Reconciliation: Q3'15 to Q4'15 Outlook (63.0% to 62% +/- a couple points, down 1.0 point)
[note: point attributions are approximate]

•	- 1.5 points: Higher platform* unit costs (primarily on higher mix of 14nm products partially offset by improvements in 14nm unit costs)

•	- 1.0 point: Higher factory startup and other non-production cost of sales

•	+1.0 point: Lower platform* write-offs (primarily 14nm products)

Spending
Spending for R&D and MG&A in the fourth quarter is expected to be approximately $5.0B, up approximately $200M from the third quarter primarily driven by seasonally higher marketing expenses and employee benefits.

Depreciation is forecast to be approximately $1.9B, down from the third quarter.

Restructuring charges are forecast to be approximately $25M.

Amortization of acquisition-related intangibles is forecast to be approximately $70M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be approximately zero, compared to a net gain of $61M in the third quarter.

The tax rate for the fourth quarter is expected to be approximately 25%, down from the third quarter.
2015 Outlook
The Outlook for full year 2015 does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after October 13.

Balance Sheet and Cash Flow Items
Capital spending for 2015 is expected to be $7.3B plus or minus $500M, down $400M from our previous expectation of $7.7B plus or minus $500M.

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets

Risk Factors
The above statements and any others in this document that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "believes," "seeks," "estimates," "continues," "may," "will," "should," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company's expectations.

•
Demand for Intel's products is highly variable and could differ from expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; the introduction, availability and market acceptance of Intel's products, products used together with Intel products and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•
Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates. Results may also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, which could be changed without prior notice.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

•
The amount, timing and execution of Intel's stock repurchase program could be affected by changes in Intel's priorities for the use of cash, such as operational spending, capital spending, acquisitions, and as a result of changes to Intel's cash flows or changes in tax laws.

•
Intel's expected tax rate is based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments, interest rates, cash balances, and changes in fair value of derivative instruments.

•	Product defects or errata (deviations from published specifications) may adversely impact our expenses, revenues and reputation.

•
Intel's results could be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

•
Intel's results may be affected by the timing of closing of acquisitions, divestitures and other significant transactions. In addition, risks associated with our pending acquisition of Altera are described in the “Forward Looking Statements” paragraph of Intel’s press release dated June 1, 2015, which risk factors are incorporated by reference herein.

A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q.